Exhibit 23.1

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the use of our name and the information from our reports regarding our estimates of reserves and future net revenues from the production and sale of those reserves in the Current Report on Form 8-K of Pogo Producing Company, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-72129, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-59426, 333-65548, 333-86856, 333-98205, 333-102775, 333-126097, 333-115130, 333-86417 and 333-130557.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas
May 31, 2006